MANAGEMENT SECURITY PLAN
OF
AMERICAN STATE BANK
(Amended and Restated, Effective as of January 1, 2005)

PURPOSE AND EFFECTIVE DATE

The purpose of the Management Security Plan of American State Bank is to provide specified benefits to a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of American State Bank. It is the intention of American State Bank that this program and the individual plans established hereunder be administered (i) as unfunded pension benefit plans established and maintained for a select group of management or highly compensated employees, and (ii) in compliance with the requirements of section 409A of the Internal Revenue Code of 1986, as amended ("Code"), and the guidance and regulations issued under it. The original effective date of this Plan was June 15, 1986. The Plan was amended and restated in its entirety effective February 5, 1993, and is again amended and restated in its entirety by this document, effective as of January 1, 2005.

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. For purposes of this Plan, the following phrases or terms shall have the indicated meanings unless otherwise clearly apparent from the context:

(a) "Beneficiary" shall mean the person, persons, or estate of a Participant, entitled to receive any benefits subsequent to the death of a Participant under a Plan Agreement entered into in accordance with the terms of this Plan.

(b) "Beneficiary Designation" shall mean the form of written agreement, attached hereto as Annex II, by which the Participant names the Beneficiary(ies) of the Plan.

(c) "Board of Directors" shall mean the Board of Directors of **American State Bank** unless otherwise indicated or the context otherwise requires.

(d) "Committee" shall mean the Administrative Committee appointed to manage and administer the Plan and individual Plan Agreements in accordance with the provisions of Article XII hereof.

(e) "Bank" shall mean **American State Bank.**

(f) "Employer" shall mean the Bank and any Subsidiary that duly adopts the Plan as provided in Article XIII hereof. Where the context dictates, the term "Employer" as used herein refers to the particular Employer that has entered into a Plan Agreement with a particular Participant.

(g) "Covered Benefit" shall mean the amount specified in Item 1 of the Plan Agreement that is used as a basis for computation of Participant's Death and Retirement Benefits pursuant to the terms and conditions of this Plan.

(h) "Early Retirement Date" shall be the date of a Participant's Retirement prior to his or her Normal Retirement Date which may occur on the first day of any month following the month in which the Participant attains his or her fifty-fifth (55th) birthday.

(i) "Employee" shall mean any person who is in the regular full time employment of the Bank or Subsidiary, as determined by the personnel rules and practices of the Bank or a Subsidiary. The term does not include persons who are retained by the Bank or a Subsidiary solely as consultants.

(j) "Normal Retirement Date" shall be the first day of the month following the month in which the Participant attains his or her sixty-fifth (65th) birthday.

(k) "Participant" shall mean an Employee who is selected and elects to participate in the Plan through the execution of a Plan Agreement in accordance with the provisions of Article II.

(l) "Plan" shall mean the Management Security Plan of American State Bank as amended from time to time.

(m) "Plan Agreement" shall mean the form of written agreement, attached hereto as Annex I, which is entered into from time to time by and between the Employer and an Employee selected to become a Participant as a condition to participation in the Plan. Each Plan Agreement executed by a Participant shall provide for the entire benefit to which such Participant is entitled under the Plan, and the Plan Agreement bearing the latest date shall govern such entitlement.

(n) "Retirement" and "Retire" shall mean a Termination at or after the attainment of a Participant's Normal Retirement Date or Early Retirement Date.

(o) "Subsidiary" shall mean any business organization in which **American State Bank**, directly or indirectly, owns an interest, excluding ownership interests **American State Bank or its Subsidiaries** may hold in their fiduciary capacities as trustee or otherwise, and any other business organization that the Board of Directors designates as a Subsidiary for purposes of this Plan.

(p) A "Change of Control" shall be deemed to have occurred on the date of:

(1) a change in the ownership of the Bank (as defined below solely for purposes of this Section) whereby a Person (defined below) acquires, directly or indirectly, ownership of a number of shares of capital stock of the Bank which, together with capital stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or of the combined voting power of the Bank's outstanding capital stock; provided, however, that if a Person already owns more than fifty percent (50%) of the total fair market value or of the combined voting power of the Bank's outstanding capital stock, the acquisition of additional capital stock by such Person is not considered a Change of Control of the Bank; provided further, that an increase in the percentage of stock owned by a Person as a result of a transaction in which the Bank acquires its capital stock in exchange for property will be treated as an acquisition of capital stock for purposes of determining whether a Change of Control has occurred; provided further that stock of the Bank remains outstanding after the transaction; or

(2) a change in the effective control of the Bank, whereby either:

(i) a Person acquires (or has acquired during the preceding twelve (12) month period ending on the date of the most recent acquisition by such Person), directly or indirectly, ownership of a number of shares of capital stock of the Bank which constitutes thirty-five percent (35%) or more of the combined voting power of the Bank's outstanding capital stock; provided, however, that if a Person already owns thirty-five percent (35%) or more of the combined voting power of the Bank's outstanding capital stock, the acquisition of additional capital stock by such Person is not considered a Change of Control of the Bank; or

(ii) a majority of the persons who were members of the Board or the Board of Directors of the Bank is, within a twelve (12) month period, replaced by individuals whose appointment or election to the Board or the Bank's Board of Directors is not endorsed by a majority of the Bank's Board of Directors prior to the appointment or election; or

(3) a change in the ownership of the assets of the Bank, whereby a Person acquires (or has acquired during a twelve (12) month period ending on the date of the most recent acquisition by such Person) assets of the Bank that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Bank, immediately prior to such acquisition or acquisitions; provided,

however, that there is no Change of Control if assets are transferred to an entity that is controlled by the shareholders of the Bank immediately after the transfer, nor is it a Change of Control if the Bank transfers assets to:

(i) a shareholder of the Bank (immediately before the asset transfer) in exchange for or with respect to the shareholder's capital stock in the Bank;

(ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Bank;

(iii) a Person that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding capital stock of the Bank; or

(iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in paragraph (iii) above.

For purposes of this definition of Change in Control in this Section, the "Bank" shall mean either American State Bank or American State Financial Corporation. For purposes of theis definition of Change of Control in this Section, a "Person" shall mean an individual, a corporation, or a group of persons acting in concert; provided, however, that persons will not be acting as a group solely because they purchase or own stock of a corporation at the same time or as a result of the same public offering. Persons will be considered acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Bank. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such Person is considered to be acting in a group with other shareholders of a corporation prior to the transaction giving rise to the Change of Control, and not with respect to the ownership interest in the other corporation. For purposes of this definition of Change of Control in this Section, "gross fair market value" means the value of the assets of the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(q) "<u>Termination</u>" shall mean a Participant's termination of all employment with the Employer for any reason, other than the Participant's death; provided, however, that a Participant's employment with the Employer will not be deemed to have terminated while the individual is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months or, if longer, so long as the individual's right to reemployment with the Employer is provided either by statute or by contract. If the period of leave exceeds six months and the individual's right to

reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such six-month period.

1.2 Construction. The masculine gender when used herein shall be deemed to include the feminine gender, and the singular may include the plural unless the context clearly indicates to the contrary. The words "hereof", "herein", "hereunder", and other similar compounds of the word "here" shall mean and refer to the entire Plan and not to any particular provision or Section. Whenever the words "Article" or "Section" are used in this Plan, or a cross-reference to an "Article" or "Section" is made, the Article or Section referred to shall be an Article or Section of this Plan unless otherwise specified.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1 Eligibility. In order to be eligible for participation in the Plan, an Employee must be selected by the Committee. The Committee, in its sole and absolute discretion, shall determine eligibility for participation in accordance with the purposes of the Plan.

2.2 Participation. After being selected by the Committee to participate in this Plan, an Employee shall, as a condition precedent to participation herein, complete and return to the Committee a duly executed Plan Agreement electing to participate herein and agreeing to the terms and conditions thereof. Such Plan Agreement shall be completed and returned to the Committee prior to the beginning of the Plan Year for which the Plan Agreement will become effective.

ARTICLE III

DEATH BENEFIT

3.1 Amount and Payment of Death Benefit. If a Participant dies before Retirement and the Plan is in effect at that time, his or her Employer will pay or cause to be paid a Death Benefit to such Participant's Beneficiary. The said Death Benefit shall be one hundred percent (100%) of the Employee's Covered Benefit as set forth in the Plan Agreement paid monthly for one hundred and eighty (180) months. Such payments shall commence effective the first day of the month following the date of death.

Notwithstanding the immediately preceding paragraph of this Section 3.1, the Employer will pay or cause to be paid the Death Benefit specified therein only if:

(a) At the time of the Participant's death prior to attaining his or her Normal Retirement Date such Participant was an Employee and had not Retired, or was totally disabled or on authorized leave of absence, or

(b) The Participant's Plan Agreement had been kept in force throughout the period commencing on the date of such Plan Agreement and ending on the date of his or her death; and

(c) The Participant's death was due to causes other than suicide within two (2) years of the date of his or her original Plan Agreement or within two (2) years of the date of any amendment to his or her Plan Agreement or any subsequent Plan Agreement resulting from additional benefits granted because of an increase in the Participant's Covered Benefit; but the Participant's suicide shall relieve the Employer only of its obligation to pay that portion of the Death Benefit that was granted within two (2) years prior to the date of such suicide.

(d) The Participant's death is determined not to be from a bodily or mental cause or causes, information about which was withheld, or knowingly concealed, or falsely provided by the Participant when requested by the Employer to furnish evidence of good health upon the Participant's enrolling in the Plan or upon an application for an increase in benefits because of an increase in Employee's Covered Benefit.

(e) Proof of death in such form as determined acceptable by the Committee is furnished.

3.2 Disability. If a Participant becomes totally disabled before attaining age sixty-five (65) and if such total disability is so certified by the Committee, the Plan shall be continued.

The Employer will be obligated to continue the Plan as provided in this Section only if:

(a) Such disability was not either intentionally self-inflicted or caused by illegal or criminal acts of the Participant;

(b) The Participant was an Employee at the time he or she became totally disabled (or was then on authorized leave of absence); and

(c) The Participant's Plan Agreement has been kept in force until the time of such total disability.

If a Participant dies prior to Retirement after becoming disabled as described in this Section 3.2, the death benefit provided in this Article III shall be paid. If a Participant Retires after becoming disabled as described in this Section 3.2, the Retirement Benefit provided in Article IV shall be paid.

For purposes of this Section, "total disability" and "totally disabled" mean that the Participant is incapable of engaging in any substantial gainful occupation by reason of any medically determinable physical or mental impairment which can be expected either (i) to result in death or (ii) to last for a continuous period of not less than twelve (12)

months. The determination of total disability shall be made based upon such evidence as is determined to be appropriate by the Bank in its sole discretion.

ARTICLE IV

RETIREMENT BENEFIT

4.1 Normal Retirement. If a Participant has remained an Employee until his or her Normal Retirement Date and shall then Retire, and if the Plan and his or her Plan Agreement have been kept in force, the Employer shall pay or cause to be paid to such Participant, as a Retirement Benefit (herein so called), the amount per month specified in his or her Plan Agreement as a Retirement Benefit. Payment of such monthly amount shall commence on the Participant's Normal Retirement Date and shall continue for the life of the Participant. If such Participant shall die before receiving one hundred and eighty (180) payments, the Retirement Benefit will be continued to the Participant's Beneficiary as set forth in the Beneficiary Designation until the balance of the one hundred and eighty (180) payments have been made.

4.2 Retirement After Normal Retirement Date. A Participant who continues employment with an Employer after his or her Normal Retirement Date may remain a Participant in the Plan until he or she Retires. Upon Retirement such a Participant shall be entitled to the benefits provided in Section 4.8 hereof. The monthly payments provided for in Section 4.8 hereof shall commence on the date the Participant Retires.

4.3 Early Retirement. A Participant shall receive an Early Retirement Benefit commencing on the Participant's Early Retirement Date. In such event, the Participant's monthly Early Retirement Benefit shall be the Retirement Benefit set forth in his or her Plan Agreement multiplied by a fraction, the numerator of which is the number of whole years said Employee has been a Participant and the denominator of which is the number of whole years between such Participant's age at entry into the Plan and the Participant's Normal Retirement Date. If the Participant's benefits have been increased since the Participant's initial entry into this Plan, or successor or predecessor plans, the Early Retirement Benefit shall be determined by reducing each increment benefit increase in accordance with the formula. The said reduced monthly amount, payable for life, shall be the only benefit to which such Participant is entitled. If such Participant shall die before receiving one hundred and eighty (180) installments after commencement of the Early Retirement Benefit, said amount will be continued to Participant's Beneficiary as set forth in the Beneficiary Designation until the balance of one hundred and eighty (180) payments have been made.

4.4 Post Retirement Death Benefit. If a Participant dies after Retirement but before the applicable Retirement Benefit is paid in full, the unpaid Retirement Benefit payments to which such Participant is entitled shall continue and be paid to that Participant's Beneficiary. Such payments shall be made in accordance with the payment schedule to that Participant pursuant to Sections 4.1, 4.2, and 4.3 of the Plan.

4.5 Exclusivity of Post Retirement Death Benefit. No Death Benefit as defined in Article III shall be paid to the Beneficiary of a Participant who dies after Retirement.

4.6 Accrual of Retirement Benefit. A Participant who ceases to be an Employee before completion of one (1) full year of participation in the Plan, except as a result of death, Retirement, or total disability within the meaning of Section 3.2, shall not be entitled to any benefits hereunder and the Employer shall have no obligation hereunder to such Participant.

4.7 Deferred Termination Benefit. A Participant who Terminates after the completion of one (1) full year of participation in the Plan shall receive a portion of his or her monthly Retirement Benefit upon the earlier of (i) the Participant's death or (ii) attainment of his or her Normal Retirement Date. Said portion shall be the monthly amount of the Retirement Benefit set forth in the Participant's Plan Agreement multiplied by a fraction, the numerator of which is the number of whole years said Employee was a Participant in the Plan and the denominator of which is the number of whole years between such Participant's age at entry into the Plan and the Participant's Normal Retirement Date. If the Participant's benefits have been increased since the Participant's, initial entry into this Plan, or successor or predecessor plans, the reduced monthly Retirement Benefit shall be determined by reducing each incremental benefit increase in accordance with the formula. The resulting reduced monthly amount payable for one hundred and eighty (180) months shall be the only benefit to which such Participant is entitled in the event of his or her death prior to Normal Retirement Date or for life in the event that Participant lives to Normal Retirement Date at which time the Deferred Termination will begin. If Participant shall die before receiving one hundred and eighty (180) installments after commencement of this Deferred Termination Benefit or, in the event payments commence as a result of Participant's death, if Participant's Beneficiary shall die before receipt of one hundred and eighty (180) installments, said amount shall be continued as set forth in the Beneficiary Designation until the balance of one hundred and eighty (180) payments have been made.

4.8 Benefit at Retirement After Attainment of Normal Retirement Date. If a Participant elects to continue employment beyond his or her Normal Retirement Date, the amount of the Participant's Retirement Benefit shall be evidenced by a new Plan Agreement to be executed by the Participant. Such new Plan Agreement must be executed no less than twelve (12) months prior to the Participant's attainment of his or her Normal Retirement Date, and must delay commencement of the Participant's Retirement Benefit until no earlier than the fifth (5th) anniversary of the Participant's Normal Retirement Date.

ARTICLE V

BENEFICIARY

A Participant shall designate his or her Beneficiary to receive benefits under the Plan and his or her Plan Agreement by completing the Beneficiary Designation. If more than one

Beneficiary is named, the shares and/or precedence of each Beneficiary shall be indicated. A Participant shall have the right to change the Beneficiary by submitting to the Committee a new Beneficiary Designation. The Beneficiary Designation must be approved in writing by the Employer; however, upon the Employer's acknowledgement of approval, the effective date of the Beneficiary Designation shall be the date it was executed by the Participant. If the Employer has any doubt as to the proper Beneficiary to receive payments hereunder, it shall have the right to withhold such payments until the matter is finally adjudicated. Any payment made by the Employer in good faith and in accordance with the provisions of this Plan and a Participant's Plan Agreement and Beneficiary Designation shall fully discharge the Employer from all further obligations with respect to such payment.

ARTICLE VI

SOURCE OF BENEFITS

6.1 Benefits Payable from General Assets. Amounts payable hereunder shall be paid exclusively from the general assets of the Employer, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust, account, or other asset of the Employer that may be looked to for such payment. The Employer's liability for the payment of benefits hereunder shall be evidenced only by this Plan and each Plan Agreement entered into between the Employer and a Participant.

6.2 Investments to Facilitate Payment of Benefits. Although the Employer is not obligated to invest in any specific asset or fund in order to provide the means for the payment of any liabilities under this Plan, the Employer may elect to do so and, in such event, no Participant shall have any interest whatever in such asset or fund. As a condition precedent to the Employer's obligation to provide any benefits, including incremental increases in benefits, under this Plan, the Participant shall, if so requested by the Employer, provide evidence of insurability at standard and other rates, in such amounts, and with such insurance carrier or carriers as the Employer may require, including the results and reports of previous Employer and other insurance carrier physical examinations, taking such additional physical examinations as the Employer may request, and taking any other action that the Employer may request. If a Participant is requested to and does not or cannot provide evidence of insurability as specified in the immediately preceding sentence, then Employer shall have no further obligation to such Participant under this Plan, and such Participant's Plan Agreement shall terminate, except as to benefits previously granted. Notwithstanding the foregoing, if a Participant cannot provide evidence of insurability at standard rates or for the amounts initially contemplated in connection with his or her participation in the Plan, the employer may, at its discretion, permit the Participant to participate herein for such benefits as the Employer may, in its sole discretion, deem appropriate.

6.3 Employer Obligation. The Employer shall have no obligation of any nature whatsoever to a Participant under this Plan or a Participant's Plan Agreement, except otherwise expressly provided herein and in such Plan Agreement.

6.4 Withholding of Information, Etc. If, in connection with a Participant's enrolling in or applying for incremental benefit increases under the Plan, the Employer requests the Participant to furnish evidence of insurability, the Participant dies, and it is determined that the Participant withheld, knowingly concealed, or knowingly provided false information about the bodily or mental condition or conditions that caused the Participant's death, the Employer shall have no obligation to provide the benefits contracted for on the basis of such withholding, concealment, or false information.

ARTICLE VII

TERMINATION OF EMPLOYMENT

Neither this Plan nor a Participant's Plan Agreement, either singly or collectively, in any way obligate the Employer to continue the employment of a Participant with the Employer nor does either limit the right of the Employer at any time and for any reason to terminate the Participant's employment. Termination of a Participant's employment with the Employer for any reason, whether by action of the Employer, shall immediately terminate his or her participation in this Plan and his or her Plan Agreement, and all further obligations of either party thereunder, except as may be provided in Section 4.7 and/or 9.3. In no event shall this Plan or a Plan Agreement, either singly or collectively, by their terms or implications constitute an employment contract of any nature whatsoever between the Employer and a Participant.

ARTICLE VIII

TERMINATION OF PARTICIPATION

8.1 Termination of Participation - General. A Participant reserves the right to terminate his or her participation in this Plan and his or her Plan Agreement at his or her election at any time by giving the Committee written notice of such termination not less than 30 days prior to an anniversary date of the date of execution of his or her Plan Agreement.

A Participant's termination of participation shall be effective as of the first day of the first Plan Year coinciding with or next following his or her written notice to the Committee of his or her election to terminate participation in the Plan.

8.2 Rights After Termination of Participation. Participants who elect to terminate participation in the Plan after one (1) full year of participation but before eligibility for Retirement will be entitled to the same benefits as a Participant who ceases to be an Employee as described in Section 4.7; provided, however, that, notwithstanding anything in the Plan to the contrary, a Participant who receives benefits under this Section will receive payment of such benefit upon the earliest of (i) the Participant's death, (ii) the Participant's Normal Retirement Date, if he or she Retires or Terminates on or before his or her Normal Retirement Date, or (iii) the Participant's actual Retirement date if he or

she Retires after his or her Normal Retirement Date. Such Participants will not be entitled to a Death Benefit under Article III.

ARTICLE IX

TERMINATIONS, AMENDMENTS, MODIFICATION OR SUPPLEMENT OF PLAN

9.1 Termination, Amendment, Etc. The Employer reserves the right to terminate, amend, modify or supplement this Plan, wholly or partially, and from time to time, at any time. The Employer likewise reserves the right to terminate, amend, modify, or supplement any Plan Agreement, wholly or partially, from time to time. Such right to terminate, amend, modify, or supplement this Plan or any Plan Agreement shall be exercised for the Employer by the Committee; provided, however, that:

(a) No action to terminate this Plan or a Plan Agreement shall be taken except upon written notice to each Participant to be affected thereby, which notice shall be given not less than thirty (30) days prior to such action; and

(b) The Committee shall take no action to terminate this Plan or a Plan Agreement with respect to a Participant or his or her Beneficiary after the payment of any benefit has commenced in accordance with Article III or Article IV but has not been completed.

(c) No action to amend, modify or supplement a Plan Agreement shall be a termination of that Plan Agreement for purposes of this Section.

(d) No action to amend, modify or supplement this Plan shall be a termination of this Plan for purposes of this Section.

(e) Notwithstanding anything in this Section to the contrary, this Plan and each Plan Agreement may be amended, modified or supplemented as provided in this Section as necessary or desirable, in the Employer's sole discretion, to cause the Plan and Plan Agreements to satisfy section 409A of the Code and other applicable law.

9.2 Rights and Obligations Upon Termination. Upon the termination of this Plan or any Plan Agreements, by either the Committee or a Participant in accordance with the provisions for such termination, neither this Plan nor the Plan Agreement shall be of any further force and effect, and no party shall have any further obligation under either this Plan or Plan Agreement so terminated except as may be provided for in Section 4.7 and/or 9.3 or other provisions of this Article IX or the preceding provisions of this Article IX. Any payment made pursuant to Section 4.7 and/or 9.3 following the termination of the Plan or a Plan Agreement must comply with the requirements of section 409A of the Code and the guidance and regulations issued thereunder. No payment date under this Plan or

under a Plan Agreement may be accelerated as a result of the termination of the Plan or a Plan Agreement under Section 9.1, except that:

(a) a distribution may be made upon termination of the Plan within twelve (12) months of a dissolution of the Bank that is taxed under section 331 of the Code;

(b) a distribution may be made upon termination of the Plan with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A);

(c) a distribution may be made upon termination of the Plan within the 30 days before, or 12 months after, a Change of Control, if:

(i) all substantially similar nonqualified deferred compensation plans of the Bank are also terminated; and

(ii) distributions under all such plans are made within twelve (12) months of the plans' termination; and

(d) a distribution may be made upon termination of the Plan, if:

(i) all nonqualified deferred compensation plans of the Bank that are the same type as the Plan are terminated;

(ii) no unusual payments from those plans are made within twelve (12) months of the Plan's termination;

(iii) all payments are completed within twenty-four (24) months of the Plan's termination; and

(iv) the Bank does not adopt a replacement nonqualified deferred compensation plan of the same type as the Plan for five (5) years following the Plan's termination.

9.3 Rights and Obligations Upon Termination as Result of "Change of Control". In the event that the Bank shall undergo a Change of Control to another corporation, firm or person and such corporation, firm or person takes action to terminate this Plan or to Terminate a Participant in the Plan as a result of such Change of Control such Participant will, nevertheless, be entitled to a Change of Control Benefit payable at the earliest of the attainment of Participant's fifty-fifth (55th) birthday, the date of Participant's Termination, or the effective date of the termination of the Plan. Said Benefit shall be the monthly amount of the Retirement Benefit set forth in the Participant's Plan Agreement multiplied by a fraction, which shall not exceed one (1), the numerator of which is the number of whole years said Employee was an Employee and the denominator of which is twenty (20), and shall be paid for Participant's life. If Participant shall die before

receiving one hundred and eighty (180) installments, said amount shall be continued to the Beneficiary as set forth in his or her Beneficiary Designation until a total of one hundred and eighty (180) monthly payments have been made.

ARTICLE X

OTHER BENEFITS AND AGREEMENTS

The benefits provided for a Participant and his or her Beneficiary hereunder and under such Participant's Plan Agreement are in addition to any other benefits available to such Participant under any other program or plan of the Employer for its employees, and, except as may otherwise be expressly provided for, this Plan and Plan Agreements entered into hereunder shall supplement and shall not supersede, modify, or amend any other program or plan of the Employer or a Participant. Moreover, benefits under this Plan and Plan Agreements entered into hereunder shall not be considered compensation for the purpose of computing deferrals or benefits under any plan maintained by the Employer that is qualified under section 401(a) of the Code.

ARTICLE XI

RESTRICTIONS ON ALIENATION OF BENEFITS

No right or benefit under this Plan or a Plan Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder or under any Plan Agreement shall in any manner be liable for or subject to the debts, contract, liabilities, or torts of the person entitled to such benefit. If any Participant or Beneficiary under this Plan or a Plan Agreement should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right to a benefit hereunder or under any Plan Agreement, then such right or benefit shall, in the discretion of the Committee, terminate, and, in such event, the Committee shall hold or apply the same or any part thereof for the benefit of such Participant or Beneficiary, his or her spouse, children, or other dependents, or any of them, in such manner and in such portion as the Committee, in its sole and absolute discretion, may deem proper.

ARTICLE XII

ADMINISTRATION OF THIS PLAN

12.1 Appointment of Committee. The general administration of this Plan, and any Plan Agreements executed hereunder, as well as construction and interpretation thereof, shall be vested in the Committee, the number and members of which shall be designated and appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. Any such member of the Committee may resign by notice in writing filed with the secretary of the Committee. Vacancies shall be filled promptly by the Board of Directors

but any vacancies remaining unfilled for ninety days may be filled by a majority vote of the remaining members of the Committee. Each person appointed a member of the Committee shall signify his or her acceptance by filing a written acceptance with the Secretary of the Committee.

12.2 Committee Officials. The Board of Directors shall designate one of the members of the Committee as chairman and shall appoint a secretary who need not be a member of the Committee. The secretary shall keep minutes of the Committee's proceedings and all data, records and documents relating to the Committee's administration of this Plan and any Plan Agreements executed hereunder. The Committee may appoint from its number such subcommittees with such powers as the Committee shall determine and may authorize one or more of its members or any agent to execute or deliver any instrument or make any payment on behalf of the Committee.

12.3 Committee Action. All resolutions or other actions taken by the Committee shall be by the vote of a majority of those present at a meeting at which a majority of the members are present, or in writing by all the members at the time in office if they act without a meeting.

12.4 Committee Rules and Powers - General. Subject to the provisions of this Plan, the Committee shall from time to time establish rules, forms, and procedures for the administration of this Plan, including Plan Agreements. The Committee shall have the exclusive right to determine (i) total disability with respect to a Participant and (ii) the degree thereof, either or both determinations to be made on the basis of such medical and/or other evidence that the Committee, in its sole and absolute discretion, may require. Such decisions, actions, and records of the Committee shall be conclusive and binding upon the Employer and all persons having or claiming to have any right or interest in or under the Plan.

12.5 Reliance on Certificate, etc. The members of the Committee and the officers and directors of the Employers shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel. Such legal counsel may be counsel for the Employer.

12.6 Liability of Committee. No member of the Committee shall be liable for any act or omission of any other member of the Committee, or for any act or omission on his or her own part, excepting only his or her own willful misconduct. The Employer shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his or her membership on the Committee, excepting only expenses and liabilities arising out of his or her own willful misconduct. Expenses against which a member of the Committee shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought, or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled as a matter of law.

12.7 Determination of Benefits. In addition to the powers hereinabove specified, the Committee shall have the power to compute and certify, under this Plan and any Plan Agreement, the amount and kind of benefits from time to time payable to Participants and their Beneficiaries and to authorize all disbursements for such purposes.

12.8 Information to Committee. To enable the Committee to perform its functions, the Employer shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their Retirement, death or other cause for termination of employment, and such other pertinent facts as the Committee may require.

ARTICLE XIII

ADOPTION OF PLAN BY SUBSIDIARY, AFFILIATED OR ASSOCIATED COMPANIES

Any corporation that is a Subsidiary may, with the approval of the Board of Directors, adopt this Plan and thereby come within the definition of Employer in Article I hereof.

ARTICLE XIV

MISCELLANEOUS

14.1 Execution of Receipts and Releases. Any payment to any Participant, a Participant's legal representative, or Beneficiary in accordance with the provisions of this Plan or Plan Agreement executed hereunder shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Employer. The Employer may require such Participant, legal representative, or Beneficiary, as a condition precedent to such payment, to execute a receipt and release therefore in such form as it may determine.

14.2 No Guarantee of Interests. Neither the Committee nor any of its members guarantees the payment of any amounts which may be or become due to any person or entity under this Plan or any Plan Agreement executed hereunder. The liability of the Employer to make any payment under this Plan or any Plan Agreement executed hereunder is limited to the then available assets of the Employer.

14.3 Employer Records. Records of the Employer as to a Participant's employment, termination of employment and the reason therefore, reemployment, authorized leaves of absence, and compensation shall be conclusive on all persons and entities, unless determined to be incorrect.

14.4 Evidence. Evidence required of anyone under this Plan and any Plan Agreement executed hereunder may be by certificate, affidavit, document, or other information which the person or entity acting on it considers pertinent and reliable, and signed, made, or presented by the proper party or parties.

14.5 Notice. Any notice which shall or may be given under this Plan or a Plan Agreement executed hereunder shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Employer, such notice shall be addressed to the Employer at:

American State Bank
1401 Avenue Q
Lubbock, Texas 79401

marked to the attention of the Secretary, Administrative Committee, Management Security Plan; or, if notice to a Participant, addressed to the address shown on such Participant's Plan Agreement.

14.6 Change of Address. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

14.7 Effect of Provisions. The provisions of this Plan and of any Plan Agreement executed hereunder shall be binding upon the Employer and its successors and assigns, and upon a Participant, his or her Beneficiary, assigns, heirs, executors and administrators.

14.8 Headings. The titles and headings of Articles and Sections are included for convenience of reference only and are not to be considered in the construction of the provisions hereof or any Plan Agreement executed hereunder.

14.9 Governing Law. All questions arising with respect to this Plan and any Plan Agreement executed hereunder shall be determined by reference to the laws of the State of Texas, as in effect at the time of their adoption and execution, respectively.

ARTICLE XV

NAMED FIDUCIARY AND CLAIMS PROCEDURE

15.1 Named Fiduciary. The named Fiduciary of the Plan for purposes of the claims procedure under this Agreement is W. R. Collier.

15.2 Right to Change Named Fiduciary. The Employer shall have the right to change the Named Fiduciary created under this Agreement. The Employer shall also have the right to change the address and telephone number of the Named Fiduciary. The Employer shall give the Participant written notice of any change of the Named Fiduciary, or any change in the address and telephone number of the Named Fiduciary.

15.3 Procedure for Claims. Benefits shall be paid in accordance with the provisions of this Agreement. The Participant, or a designated recipient, or any other person claiming through the Participant (hereinafter collectively referred to as the "Claimant") shall make

a written request for the benefits provided under this Agreement. This written claim shall be mailed or delivered to the Named Fiduciary.

15.4 Notification of Denial of Claim. If the claim is denied, either wholly or partially, notice of the decision shall be mailed to the Claimant within a reasonable time period. This time period shall not exceed more than 90 days after the receipt of the claim by the Named Fiduciary.

15.5 Procedure if Claim Denied. The Named Fiduciary shall provide a written notice to every Claimant who is denied a claim for benefits under this Agreement. The notice shall set forth the following information:

(a) the specific reasons for the denial;

(b) the specific reference to pertinent plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) appropriate information and explanation of the claims procedure under this Agreement so to permit the Claimant to submit his claim for review.

15.6 Procedure for Appeal by Claimant. The claims procedure under this Agreement shall allow the Claimant a reasonable opportunity to appeal a denied claim and to get a full and fair review of that decision from the Named Fiduciary.

(a) The Claimant shall exercise his right of appeal by submitting a written request for a review of the denied claim to the Named Fiduciary. This written request for review must be submitted to the Named Fiduciary within sixty (60) days after receipt by the Claimant of the written notice of denial.

(b) The Claimant shall have the following rights under this appeal procedure:

(1) to request a review upon written application to the Named Fiduciary;

(2) to review pertinent documents with regard to the Participant's benefit plan created under this Agreement;

(3) the right to submit issues and comments in writing;

(4) to request an extension of time to make a written submission of issues and comments; and

(5) to request that a hearing be held to consider Claimant's appeal.

15.7 Procedure for Decision to Review Appeal. The decision on the review of the denied claim shall promptly be made by the Named Fiduciary:

(a) within sixty (60) days after the receipt of the request for review if no hearing is held; or

(b) within one hundred and twenty (120) days after the receipt of the request for review, if an extension of time is necessary in order to hold a hearing.

(1) If an extension of time is necessary in order to hold a hearing, the Named Fiduciary shall give the Claimant written notice of the extension of time and of the hearing. This notice shall be given prior to any extension.

(2) The written notice of extension shall indicate that an extension of time will occur in order to hold a hearing on Claimant's appeal. The notice shall also specify the place, date, and time of that hearing and the Claimant's opportunity to participate in the hearing. It may also include any other information the Named Fiduciary believes may be important or useful to the Claimant in connection with the appeal.

15.8 Discretion of Fiduciary for Hearing. The decision to hold a hearing to consider the Claimant's appeal of the denied claim shall be within the sole discretion of the Named Fiduciary, whether or not the Claimant requests such a hearing.

15.9 Procedure After Review. The Named Fiduciary's decision on review shall be made in writing and provided to the Claimant within the specified time periods in Section 15.7. This written decision on review shall contain the following information:

(a) the decision(s);

(b) the reasons for the decision(s); and

(c) specific references to the Plan provisions of the Agreement on which the decision(s) is/are based.

COMPLETE

ANNEX 1

MANAGEMENT SECURITY PLAN AGREEMENT

OF

AMERICAN STATE BANK

(Agreement amended and restated effective as of January 1, 2005)

I acknowledge that, as an Employee of **American State Bank**, I have been offered an opportunity to participate in the Management Security Plan ("Plan") described in the attached document in the forthcoming year and that I have irrevocably elected one of the two alternatives set forth as indicated by the space which I have checked:

__X__ To participate in the Plan.

______ Not to participate in the Plan.

1. **Participant's Covered Benefit:** $__8,333.33__ per month, effective January 1, 2006.

2. **Death Benefit (Article III of Plan):**

   $8,333.33 per month for 180 months, effective January 1, 2006.

3. **Retirement Benefit (Article IV of the Plan):**

   (a) Retirement at Normal Retirement Date: $8,333.33 per month for life, or if longer, for 180 months, effective January 1, 2006.

   (b) Retirement before or after age 65: Amounts to be determined and paid as specified by Article 4.3 and 4.8, respectively, of the Plan.

   (c) Termination Benefit: Amounts to be determined and paid as specified by Article 4.7 of the Plan.

4. This Plan Agreement amends, restates and supersedes the last Plan Agreement I signed on __June 15, 1994__ and all prior Plan Agreements I have signed. This Plan Agreement has increased my Covered Benefit by $__5,000.00__ per month, effective January 1, 2006 (my "**Covered Benefit Increase**"), effective as provided in this Plan Agreement.

5. I understand that notwithstanding Section 4.7 of the Plan, I will vest in my **Covered Benefit Increase** for purposes of Section 4.7 of the Plan solely as follows:

Date	Percent Vested
January 1, 2006 through December 31, 2010	0%
January 1, 2011	10%
January 1, 2012	20%
January 1, 2013	30%
January 1, 2014	40%
January 1, 2015	50%
January 1, 2016	60%
January 1, 2017	70%
January 1, 2018	80%
January 1, 2019	90%
January 1, 2020	100%

I understand that the excess of my Covered Benefit over my Covered Benefit Increase will vest as provided in Section 4.7 of the Plan without regard to this Item.

6. Notwithstanding anything to the contrary in the Plan or in this Plan Agreement, I understand that (i) in the event that a Change of Control (as defined in the Plan) occurs and my position at American State Bank is eliminated on or before the fifth (5th) anniversary of the date on which the Change of Control occurs, I will 100% vest in 100% of my **Covered Benefit** (which amount includes all of my Covered Benefit Increase) on the date my position is eliminated, and 100% of my Covered Benefit (which amount includes all of my Covered Benefit Increase) will become payable to me on that date, not as a lump sum payment, but in the form of a monthly benefit payable for life, or if longer, for 180 months, and (ii) I will be 100% vested in my **Covered Benefit Increase** at my Normal Retirement Date. I understand Item 6 (ii) applies only to my vesting in my Covered Benefit Increase and the excess of my Covered Benefit over my Covered Benefit Increase will vest as provided in the Plan without regard to this Item 6 (ii).

I understand and further acknowledge that except as provided in Item 6 (i) above, if I terminate employment with my above-named Employer or terminate participation in the Plan by terminating this Plan Agreement prior to my Retirement (as defined in Section 1.1(n) of the Plan), I will forfeit my right to receive any benefits under the Plan, except as provided in Section 4.7 or Section 9.3 of the Plan.

I further acknowledge that neither the Employer nor any of its subsidiaries, affiliated companies, officers, employees, or agents has any responsibility whatsoever for any changes which I may make in other personal plans or programs as a result of my decision regarding the Plan and they are fully released to such extent, and I understand that the Plan and this Plan Agreement may be terminated at any time, in the sole discretion of the Employer, without any obligation of any nature whatsoever to the Employer, except a Participant shall have those rights provided for in Articles III, IV, and IX of said Plan, to the extent that such may be applicable to him or her at the time of such termination.

IN WITNESS WHEREOF, **AMERICAN STATE BANK** has executed this Plan Agreement as of January 1, 2006

AMERICAN STATE BANK

By W.R. Collier

Title Chairman, President & CEO

PARTICIPANT

Michael Epps
(Signature)

Michael F. Epps
(Type or Print Name)

5232 88th Street

Lubbock, TX 79424
(Address of Participant)